                                                                    EXHIBIT 10.7

                              EMPLOYMENT AGREEMENT

     This EMPLOYMENT AGREEMENT (the "Agreement") dated as of 5/19, 2000 ("Agreement Date") by and between Principal Mutual Holding Company, an Iowa mutual holding company (together with all successors thereto, "Mutual"), Principal Financial Group, Inc., an Iowa corporation, Principal Financial Services, Inc., an Iowa corporation, and Principal Life Insurance Company, an Iowa corporation (together with all successors thereto, "Life") (each of the foregoing referred to individually as a "Company" or collectively as "Companies"), and J. Barry Griswell ("Executive"), a resident of Iowa. Executive is currently serving as Chief Executive Officer of the Companies. The parties desire to enter into this Agreement, which is intended to more fully embody the agreement among the parties as to Executive's employment. This Agreement supersedes the letters dated November 13, 1997 and January 26, 2000 from David
J. Drury to Executive. In consideration of the mutual agreements contained herein, the Company and Executive agree as follows:

                                   ARTICLE I.

                                   DEFINITIONS

     The terms set forth below have the following meanings (such meanings to be applicable to both the singular and plural forms, except where otherwise expressly indicated):

     1.1 "Accrued Annual Bonus" means the amount of any Annual Bonus earned but not yet paid with respect to any Fiscal Year ended prior to the Date of Termination.

     1.2 "Accrued Base Salary" means the amount of Executive's Base Salary which is accrued but not yet paid as of the Date of Termination.

     1.3 "Affiliate" means any Person that directly or indirectly controls, is controlled by, is under common control with, a Company. For the purposes of this definition, the term "control" when used with respect to any Person means (a) the power to direct or cause the direction of management or policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, or (b) for purposes of Section 1.11 and
Article VII, the power substantially to influence the direction of strategic management policies of such Person, and provided a Company has a direct or indirect commercial relationship with such Person, all as determined by the Human Resources Committee of the Board or its successor.

     1.4 "Agreement" -- see the introductory paragraph of this Agreement.

     1.5 "Agreement Date" -- see the introductory paragraph of this Agreement.

     1.6 "Anniversary Date" means any annual anniversary of the Agreement Date.

     1.7 "Annual Bonus" -- see Section 4.2.

     1.8 "Base Salary" -- see Section 4.1.

     1.9  "Beneficiary" -- see Section 9.6.

     1.10 "Board" means the Board of Directors of Mutual unless the context indicates otherwise.

     1.11 "Cause" means any of the following:

          (a) Executive's conviction of, plea of guilty to, or plea of nolo contendere to a felony or misdemeanor (other than a traffic-related felony or misdemeanor) that involves fraud, dishonesty or moral turpitude,

          (b) any willful action by Executive resulting in criminal, civil or internal Company conviction, sanction or judgment under Federal or State workplace harassment or discrimination laws or internal Company workplace harassment, discrimination or other workplace policy under which such action could be and could reasonably be expected to be grounds for immediate termination of a member of Senior Management (other than mere failure to meet performance goals, objectives, or measures),

          (c) Executive's habitual abuse of or addiction to alcohol or controlled substances, which interferes with the performance of Executive's duties,

          (d) Executive's willful and intentional material breach of this Agreement,

          (e) Executive's habitual neglect of duties, (other than resulting from Executive's incapacity due to physical or mental illness) which results in substantial financial detriment to any of the Companies or any Affiliate,

          (f) Executive's personally engaging in such conduct as results or is likely to result in (i) substantial damage to the reputation of any of the Companies or any Affiliate, as a respectable business, and (ii) substantial financial detriment (whether immediately or over time) to any of the Companies or any Affiliate,

          (g) Executive's willful and intentional material misconduct in the performance or gross negligence of his duties under this Agreement that results in substantial financial detriment to a Company or any Affiliate,

          (h) Executive's intentional failure (including a failure caused by gross negligence) to cause any of the Companies to comply with applicable law and regulations material to the business of such Company which results in substantial financial detriment to any of the Companies or any Affiliate, or

          (i) Executive's willful or intentional failure to comply in all material respects with a specific written direction of the Board that is consistent with normal business practice and not inconsistent with this Agreement and Executive's responsibilities hereunder.

For purposes of clauses (d), (e), (f), (g) and (h) of the preceding sentence, Cause shall not mean the mere existence or occurrence of any one or more of the following, and for purposes of clause

(i) of the preceding sentence, Cause shall not mean the mere existence or occurrence of item (iv) below:

               (i) bad judgment,

               (ii) negligence, other than Executive's habitual neglect of duties or gross negligence;

               (iii) any act or omission that Executive believed in good faith to have been in the interest of the Company (without intent of Executive to gain therefrom, directly or indirectly, a profit to which he was not legally entitled), or

               (iv) failure to meet performance goals, objectives or measures;

provided, that for purposes of clauses (c), (d), (e), (f), (g), (h) and (i), any act or omission that is curable shall not constitute Cause unless the Company gives Executive written notice of such act or omission that specifically refers to this Section and, within 10 days after such notice is received by Executive, Executive fails to cure such act or omission. Notwithstanding anything to the contrary herein, any act or omission of which any member of the Board who is not a party to such act or omission has had actual knowledge for at least six months shall not constitute "Cause" under any clause of this Section.

     1.12 "Code" means the Internal Revenue Code of 1986, as amended from time to time.

     1.13 "Company" -- see the introductory paragraph to this Agreement.

     1.14 "Competitive Business" means as of any date any corporation or other Person (and any branch, office or operation thereof) that engages in, or proposes to engage in:

          (a) the underwriting, reinsurance, marketing or sale of(i) any form of insurance of any kind that any of the Companies as of such date does, or has under active consideration a proposal to, underwrite, reinsure, market or sell (any such form of insurance, a "Company Insurance Product") or (ii) any other form of insurance that is marketed or sold in competition with any Company Insurance Product, or

          (b) the sale of financial services which involve (i) the management, for a fee or other remuneration, of an investment account or fund (or portions thereof or a group of investment accounts or funds), (ii) the giving of advice, for a fee or other remuneration, with respect to the investment and/or reinvestment of assets or funds (or any group of assets or funds), or (iii) financial planning services, or

          (c) the design, implementation and administration of employee benefit plans, including plan documents, employee communications, reporting, disclosure, financial advice, investment advice, and fiduciary services, or

          (d) any other business that as of such date is a direct and material competitor of a Company and its Affiliates to the extent that prior to the Date of Termination any of the Companies or its Affiliates engaged at any time within 12 months in or had under active consideration a proposal to engage in such competitive business;

and that is located anywhere in the United States or anywhere outside of the United States where such Company or its Affiliates is then engaged in, or has under active consideration a proposal to engage in, any of such activities.

     1.15 "Date of Termination" means the date of the receipt of the Notice of Termination by Executive (if such Notice is given by or on behalf of Mutual) or by Mutual (if such Notice is given by Executive), or any later date, not more than 15 days after the giving of such Notice, specified in such notice, as of which Executive's employment with the Companies shall be terminated; provided, however, that:

               (i) if Executive's employment is terminated by reason of death, the Date of Termination shall be the date of Executive's death; and

               (ii) if Executive's employment is terminated by reason of Disability, the Date of Termination shall be the 30th day after Executive's receipt of the physician's certification of Disability, unless, before such date, Executive shall have resumed the full-time performance of Executive's duties; and

               (iii) if Executive terminates his employment without Good Reason, the Date of Termination shall be the 30th day after the giving of such Notice; and

               (iv) if no Notice of Termination is given, the Date of Termination shall be the last date on which Executive is employed by the Companies.

     1.16 "Demutualization" means a conversion of Mutual from a company organized as a mutual company to a stock company, whether through reorganization, merger, consolidation, re-incorporation or otherwise.

     1.17 "Disability" means a mental or physical condition which renders Executive . unable or incompetent to carry out the material job responsibilities which such Executive held or the material duties to which Executive was assigned at the time the disability was incurred, which has existed for at least six months and which in the certified opinion of a physician mutually agreed upon by Mutual and Executive (which agreement neither party shall unreasonably withhold) is expected to be permanent or to last for an additional duration in excess of six months.

     1.18 "Employment Period" -- see Section 3.1.

     1.19 "Executive" -- see the introductory paragraph of this Agreement.

     1.20 "Fiscal Year" means the fiscal year used in connection with the preparation of the consolidated financial statements of Mutual.

     1.21 "Good Reason" means the occurrence of any one of the following events unless Executive specifically agrees in writing that such event shall not be Good Reason:

          (a) any material breach of the Agreement by any of the Companies, including any of the following, each of which shall be deemed material:

               (i) any adverse change in the title, status, responsibilities, authorities or perquisites of Executive;

               (ii) any failure of Executive to be nominated, appointed or elected and to continue to be nominated, re-elected, or re-appointed as President and Chief Executive Officer of Mutual;

               (iii) any failure of Executive to be nominated, appointed or elected and to continue to be nominated, re-elected, or re-appointed as a member of the Board of Directors of Mutual or the Board of Directors of Life;

               (iv) causing or requiring Executive to report to anyone other than the Board of Mutual;

               (v) assignment to Executive of duties materially inconsistent with his position and duties described in this Agreement, including status, offices, or responsibilities as contemplated under Section 2.1 or any other action by any of the Companies which results in an adverse change in such position, status, offices, titles or responsibilities;

               (vi) any reduction or failure to pay Executive's Base Salary in violation of Section 4.1 or his Annual Bonus in violation of Section 4.2;

               (vii) any failure to grant or pay an LTIP Award or LTIP Bonus required under Section 4.3; or

               (viii) any reduction in bonus or incentive (including without limitation, the LTIP) opportunity; provided that no such reduction shall be deemed to occur merely because the Company revises or modifies the structure of or performance factors taken into account (or the degree to which any such performance factors are taken into account) under any bonus or incentive (including without limitation, the LTIP) plan or arrangement; provided further that the Executive shall not be treated less favorably than the other members of Senior Management;

provided that the creation, existence or appointment of a Chief Executive Officer other than Executive of any subsidiary of Mutual shall not be deemed to be Good Reason if such other Chief Executive Officer reports, directly or indirectly, to Executive; and provided, further, that no act or omission described in clauses (i) through (viii) of this Section shall constitute Good Reason unless Executive gives Mutual written notice of such act or omission and the Company fails to cure such act or omission within 30-days after delivery of such notice (except that Executive shall not be required to provide such notice in case of intentional acts or omissions by a Company or more than once in cases of repeated acts or omissions); or

          (b) the failure of Mutual to assign this Agreement to its successor or the failure of a successor of Mutual, Life or the Company to expressly assume and agree to be bound by the Agreement; or

          (c) relocation of the Company's executive offices or Executive's own office location to a location that is outside the United States;

provided, however, that a Demutualization in and of itself shall not constitute Good Reason. In the event of an occurrence or omission constituting Good Reason, Executive shall not be entitled to terminate his employment for Good Reason unless within 3 months after Executive first obtains actual knowledge of such an event constituting Good Reason, he notifies Mutual of the events constituting such Good Reason and of his intention to terminate employment for Good Reason by a Notice of Termination.

     1.22 "including" means including without limitation.

     1.23 "Life" -- see the introductory paragraph to this Agreement.

     1.24 "LTIP" means, as applicable, the Long-Term Performance Plan of Life, the 1999 Long-Term Performance Plan, and any of their respective successors or other long-term incentive plans in which Senior Management is generally eligible to participate.

     1.25 "LTIP Award" means an incentive compensation opportunity granted under the LTIP.

     1.26 "LTIP Bonus" means the amount paid or earned in respect of an LTIP Award.

     1.27 "LTIP Performance Period" means any performance period designated in accordance with any LTIP approved by the Board of Life or any committee of the Board of Life.

     1.28 "Mutual" -- see the introductory paragraph to this Agreement. If, prior to the Date of Termination, Mutual Demutualizes (as defined herein), the term "Mutual" shall, from and after the date of the Demutualization is effective, refer to the Demutualized entity.

     1.29 "Notice of Termination" means a written notice of termination of Executive's employment given in accordance with Section 9.12 by Mutual on behalf of the Companies, or by Executive, as the case may be, which sets forth (a) the specific termination provision in this Agreement relied upon by the party giving such notice, (b) in reasonable detail the specific facts and circumstances claimed to provide a basis for such Termination of Employment, and (c) if the Date of Termination is other than the date of receipt of such Notice of Termination, the Date of Termination.

     1.30 "Person" means any individual, sole proprietorship, partnership, joint venture, limited liability company, trust, unincorporated organization, corporation, institution, public benefit corporation, entity or government instrumentality, division, agency, body or department.

     1.31 "Resent Value Actuarial Equivalent" means an amount equal in value to a benefit payable in a specified form on (or commencing on) a specified date, based on the method specified in the Supplemental Executive Retirement Plan for Employees, as established January 1,1982, as amended and restated from time to time ("SERP"), under the definition of "Actuarial Equivalent" (which refers to the definition of such term in the Principal Pension Plan as established April 1, 1940, as amended and restated from time to time) or the successor plan to the SERP, provided that if the SERP no longer exists or such method is no longer specified in the SERP (whether by reference to another plan or otherwise), then based on the assumed rates of interest and mortality (weighted .65 male and .35 female) under Section 417(e) of the Code for the month (generally published at the beginning of the following month) prior to the month of the Executive's Date of Termination.

     1.32 "Prorata Annual Bonus" means the product of(i) the Target Annual Bonus (provided that no effect shall be given to any reduction in such Target Annual Bonus that would qualify as Good Reason if Executive were to terminate his employment on account thereof) multiplied by (ii) a fraction of which the numerator is the number of days which have elapsed in such Fiscal Year through the Date of Termination and the denominator of which is 365.

     1.33 "Retirement" means any Termination of Employment after Executive reaches age 57, other than for Cause and other than for Good Reason.

     1.34 "Senior Management" means Executive Vice Presidents or higher level officers of Mutual in the United States.

     1.35 "Target Annual Bonus" -- see Section 4.2.

     1.36 "Target Annual Goals" -- see Section 4.2.

     1.37 "Tax Gross-Up Payment" means an amount payable to Executive such that after payment of Taxes on such amount there remains a balance sufficient to pay the Taxes being reimbursed.

     1.38 "Taxes" means the incremental federal, state, local and foreign income, employment, exercise other taxes payable by Executive with respect to any applicable item of income.

     1.39 "Termination For Good Reason" means a Termination of Employment by Executive for a Good Reason.

     1.40 "Termination of Employment" means a termination by the Companies or Executive of Executive's employment with the Companies and their Affiliates.

     1.41 "Termination Without Cause" means a Termination of Employment by the Companies for any reason other than Cause or Executive's death or Disability.

     1.42 "Voting Securities" of a corporation means securities of such corporation that are entitled to vote generally in the election of directors of such corporation.

     1.43 "Withholding Taxes" means any federal, state, provincial, local or foreign withholding taxes and other deductions required to be paid in accordance with applicable law by reason of compensation received pursuant to this Agreement.

                                   ARTICLE II.

                                     DUTIES

     2.1 Duties. Mutual shall continue to employ Executive during the Employment Period as its President and Chief Executive Officer, and Executive shall have the authority, duties, and responsibilities as are commensurate and consistent with such position and title, and as provided in, Mutual's by-laws. The Parties acknowledge that as of the Agreement Date, Executive also serves as President and Chief Executive Officer of Life. It is contemplated that, in connection with each annual meeting or action by written consent in lieu thereof of members (or, after any Demutualization, stockholders or their equivalent) of Mutual and of Life during the Employment Period, the members (or, if applicable, stockholders) of Mutual and of Life, respectively will elect Executive to their respective Boards. Executive shall report solely to the Board of Mutual. During the Employment Period, Executive shall be the most senior executive of Mutual and shall have broad discretion and authority to manage and direct the day-to-day affairs and operations of the Companies in compliance with applicable law, including the sole authority to direct the strategic direction of the Companies, except to the extent required in connection with the exercise by the Board of its corporate governance duties and responsibilities under Mutual's by-laws and other applicable law. During the Employment Period, Executive shall follow the directives of the Board and shall meet with the Board on a periodic basis sufficient to enable the Board to fulfill its corporate governance responsibilities. All operating, staff, other executives, and divisions of the Companies, excluding the governmental relations department which may at the Board's discretion report to the Board or its delegate, shall report solely to Executive, either directly or indirectly through subordinates of Executive who report to Executive. During the Employment Period, Executive shall perform the duties assigned to him hereunder, and, subject to Section 2.2, shall devote his till business time, attention and effort, excluding any periods of disability, vacation, or sick leave to which Executive is entitled, to the affairs of the Companies and shall use his best efforts to promote the interests of the Companies. The Executive acknowledges that his business time is not limited to a fixed number of hours per week.

     2.2 Other Activities. Executive may serve on corporate, civic or charitable boards or committees, deliver lectures, fulfill speaking engagements or teach at educational institutions, and manage personal investments; provided that such activities do not individually or in the aggregate significantly interfere with the performance of Executive's duties under this Agreement.

                                  ARTICLE III.

                                EMPLOYMENT PERIOD

     3.1 Employment Period. Subject to the termination provisions hereinafter provided, the term of Executive's employment under this Agreement (the "Employment Period") shall begin on the Agreement Date and end on the Anniversary Date which is three years tier such date or, if later, such later date to which the Employment Period is extended pursuant to the following sentence. On the first anniversary of the Agreement Date and thereafter, the Employment Period shall be automatically extended each day by one day to create a new two year term until, at any time after the first anniversary of the Agreement Date, Mutual delivers written notice (an "Expiration Notice") to Executive or Executive delivers an Expiration Notice to Mutual, in either case, to the effect that the Agreement shall expire on a date specified in the Expiration Notice (the "Expiration Date") that is not less than two years after the date the Expiration Notice is delivered to Mutual or the Executive, respectively; provided, however, the Employment Period shall automatically end on Executive's 65th birthday (March 15, 2014) unless Mutual delivers, any time prior to one year before such date of expiration, written notice to Executive that the Agreement shall not so expire and shall instead, subject to the prompt consent of Executive, expire (unless further extended by mutual consent) on a date specified ill such notice. The employment of Executive by Mutual shall not be terminated other than in accordance with Article VI.

                                   ARTICLE IV.

                                  COMPENSATION

     4.1 Salary. Executive shall be paid in accordance with normal payroll practices (but not less frequently than monthly) an annual salary at a rate of $850,000 per year ("Base Salary"). During the Employment Period, the Base Salary shall be reviewed periodically and may be increased from time to time as shall be determined by the Board, in accordance with normal Company administrative practices for Senior Management after consultation with Executive. After any such increase, the term "Base Salary" shall thereafter refer to the increased amount. Any increase in Base Salary shall not. limit or reduce any other obligation of the Company to Executive under this Agreement. Base Salary shall not be reduced at any time without the express written consent of Executive; provided that the Board may, in its discretion restructure or alter the time of payment of Base Salary after Demutualization in order to enhance the deductibility thereof, provided there is no economic detriment to the Executive and that the Board and Executive shall cooperate in good faith in such restructuring or alteration.

     4.2 Annual Bonus.

          (a) Executive shall be paid an annual bonus ("Annual Bonus") in accordance with the terms hereof for each Fiscal Year which begins or ends during the Employment Period. Executive shall be eligible for an Annual Bonus based upon target performance goals (the "Target Annual Goals"), as determined by the Board on an annual basis, after consultation with Executive and in accordance with normal Company administrative practices for Senior Management, which provides for a payment opportunity of at least the highest target level generally available to Senior Management under any Company annual bonus plan ("Target Annual Bonus") upon the Executive's achievement of the Target Annual Goals. The parties acknowledge that, as of the Agreement Date, the Annual Bonus is payable in accordance with the Company plan named PrinPay. The appropriate Board may restructure or alter the time of payment of the Annual Bonus in order to enhance the deductibility thereof after Demutualization, provided there is no economic detriment to the Executive and that the Board and Executive shall cooperate in good faith in such restructuring or alteration.

          (b) The entire Annual Bonus that is payable to Executive with respect to ti Fiscal Year shall be paid in cash, or such other medium as is generally applicable to members of Senior Management, as soon as practicable after the appropriate Board has determined whether and the degree to which Target Annual Goals have been achieved following the close of such Fiscal Year. In any event, the entire Annual Bonus that is payable to Executive with respect to a Fiscal Year shall be paid at the same time as the dual Bonus is paid to the other members of Senior Management, but in any event no later than 90 days after the end of the Fiscal Year.

     4.3 Long-Term Incentive Plan Bonus and Other Incentive Compensation. Executive shall have the opportunity to participate in the LTIP (if such plan exists) and any other incentive compensation plan or program available to Senior Management at the highest available level under such plan or program. The appropriate Board may restructure or alter the time of payment of amounts under the LTIP or other incentive compensation plan or program in order to enhance the deductibility thereof after Demutualization, provided there is no economic detriment to the Executive and that the Board and Executive shall cooperate in good faith in such restructuring or alteration.

     4.4 Savings and Retirement Plans. Executive shall be eligible to participate during the Employment Period in any Company's savings and retirement plans, practices, policies and programs, in accordance with the terms thereof, at the highest available level, if any, applicable from time to time to members of Senior Management, including any supplemental executive retirement plan.


                                   ARTICLE V.

                                 OTHER BENEFITS

     5.1 Welfare Benefits. During the Employment Period, Executive and his family shall be eligible to participate in at the highest level, and shall receive all benefits under, any Company's welfare benefit plans, practices, policies and programs provided or made generally available by the Company to Senior Management (including medical, prescription, dental, disability, salary continuance, employee life, group life, dependent life, accidental death and travel accident insurance plans and programs), in accordance with their terms as in effect from time to time. Notwithstanding the foregoing, the Companies shall provide Executive with disability insurance coverage on terms no less favorable to Executive than those in effect on the Agreement Date (including, without limitation, percentage of salary provided as a disability benefit, but subject to any maximum limitation on the dollar amount applicable to Senior Management, provided that such limitation shall not be applied to reduce the dollar amount of the monthly amount of Executive's long term disability benefit below $46,630.87). In addition, to the extent not covered in the first sentence of this Section 5.1, Executive shall be entitled to reimbursement for an annual executive physical examination at the Mayo Clinic or equivalent medical facility of his choosing.

     5.2 Fringe Benefits. During the Employment Period, Executive shall be entitled to fringe benefits generally applicable to Senior Management in accordance with their terms as in effect from time to time.

     5.3 Vacation. During the Employment Period, Executive shall be entitled to paid vacation time under the plans, practices, policies, and programs generally applicable to members of Senior Management in accordance with their terms as in effect from time to time.

     5.4 Expenses. Executive shall be promptly reimbursed for all actual and reasonable employment-related business expenses he incurs during the Employment Period in accordance with any Company's practices, policies, and procedures generally applicable to members of Senior Management in accordance with their terms as in effect from time to time, including the timely submission of required receipts and accountings. In addition, Executive shall be entitled to first-class air travel for business. Notwithstanding the foregoing, no expense shall be reimbursed more than once.

                                   ARTICLE VI.

                              TERMINATION BENEFITS

     6.1 Termination for Cause or Other than for Good Reason, etc.

          (a) If Mutual terminates Executive's employment with the Companies for Cause or Executive terminates his employment other than for Good Reason, death or Disability, the Executive shall be entitled to receive immediately after the Date of Termination a lump sum amount equal to the sum of Executive's Accrued Base Salary and Accrued Annual Bonus, and Executive shall not be entitled to receive any severance or other payment, other than compensation and benefits which relate to or derive from Executive's employment with the Companies on or prior to the Date of Termination (including, without limitation, any deferrals under the LTIP) and which are otherwise payable in case of termination for Cause or other than for Good Reason, death or Disability, as applicable.

          (b) Executive's employment may be terminated for Cause only if(i) Mutual provides Executive (before the Date of Termination) with written notice of the Board meeting referred to in clause (ii) of this Section 6.1(b) at least twenty days prior to such meeting and specifies in detail in writing the basis of a claim of Cause and provides Executive, with or without counsel, at Executive's election, an opportunity to be heard and present arguments and evidence on Executive's behalf at such meeting, (ii) the Mutual Board, by affirmative vote of not less than 2/3 of the entire membership of the Mutual Board (excluding the Executive's vote from any such determination) that the acts or omissions constitute Cause which Executive failed to cure after being given an opportunity to cure if required by Section 1.11, and to the effect that Executive's employment should be terminated for Cause and (iii) Mutual thereafter provides Executive a Notice of Termination which specifies in detail the basis of such Termination of Employment for Cause. Nothing in this Section 6.1 (b) shall preclude the Board, by majority vote, from suspending Executive from his duties, with pay at any time.

          6.2 Termination for Retirement, Death or Disability. If, before the end of the Employment Period, Executive's employment terminates due to his Retirement, death or Disability, Executive or his Beneficiaries, as the case may be, shall be entitled to receive immediately after the Date of Termination, a lump sum amount which is equal to the sum of Executive's Accrued Base Salary, Accrued Annual Bonus, and Prorata Annual Bonus. Executive's LTIP Bonus shall be paid according to the terms of the LTIP.

          6.3 Termination Without Cause or for Good Reason. In the event of a Termination Without Cause or a Termination for Good Reason (in either case occurring during the Employment Period), Executive shall be entitled to receive the following:

               (a) promptly after the Date of Termination, (but in no event later than ten business days after the Date of Termination) a lump sum amount equal to the sum of Executive's Accrued Base Salary, Accrued Annual Bonus and Prorata Annual Bonus;

               (b) promptly after the Date of Termination, (but in no event later than ten business days after the Date of Termination), a lump sum amount equal to the product of (i) the sum of Base Salary plus Target Annual Bonus for the Fiscal Year during which the Date of Termination occurs (provided that no effect shall be given to any reduction in Target Annual Bonus that would qualify as Good Reason if Executive were to terminate his employment on account thereof), plus the LTIP Bonus most recently earned prior to the Date of Termination, and multiplied by (ii) two;

               (c) for each LTIP Performance Period that is unexpired as of the Date of Termination, Executive shall be treated as he would be treated under the LTIP effect on the Agreement Date if (i) he terminated employment at age 57 other than for cause (as defined in the LTIP) and
          (ii) he retired ("LTIP Benefit"); provided that the discretion of the Committee shall not be exercised so as to treat Executive less favorably than other members of Senior Management; provided further that if such payment cannot be provided under the terms of the LTIP, then the Company shall pay amounts equal to such LTIP Benefit, reduced by amounts actually payable under the LTIP at the same time as they otherwise would have been paid;

               (d) the benefits specified in Section 5.1, except to the extent provided under Section 6.3(e), and Section 5.2 to which Executive is entitled as of the Date of Termination, for two years following his Date of Termination, subject to the terms of applicable plans, programs or policies; provided that the Executive shall pay the same amount for such benefits as covered members of Senior Management who are actively employed would pay; provided further that any coverage required to be offered by the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, shall begin after such benefits otherwise cease hereunder;

               (e) if the Date of Termination occurs prior to the Executive's 57th birthday, the benefits equivalent to those payable under the Principal Welfare Benefit Plan for Employees calculated under the terms of such plan as if the Date of Termination occurred after Executive's 57th birthday, reduced by amounts actually payable under such plan, and if either Executive or the Company reasonably believes it is likely that such benefits cannot be provided on a tax-favored basis, the Company shall pay the cost of the insurance premium for such benefits;

               (f) if the Date of Termination occurs prior to Executive's 57th birthday, promptly, but in no event later than ten business days after the Date of Termination, an amount equal to the Present Value Actuarial Equivalent of the benefits to which Executive would be entitled if he had reached his 57th birthday prior to his Date of Termination and if he had accrued a number of years of service that is equal to the number of years of service he would have accrued had his Date of Termination been his 57th birthday under the Principal Pension Plan for Employees, and the Supplemental Executive Retirement Plan for Employees, reduced by the Present Value Actuarial Equivalent of benefits actually payable under such plans calculated as though such plans permitted payment at the Executive's Date of Termination by applying an early retirement factor that declines by 5% (from the factor utilized for termination of employment at Executive's actual age at termination of employment and upon commencement of early retirement at the earliest retirement age) for each year that Executive's Date of Termination precedes the earliest age at which early retirement is actually permitted under such plan;

               (g) all outstanding stock options, stock appreciation rights, and restricted stock shall become vested; and

               (h) key executive level outplacement services, the provider of which shall be selected by Executive, up to a maximum of $10,000; provided that in no event shall any amount be payable to ,Executive in lieu of his receipt of such services.

Notwithstanding anything herein to the contrary, the benefits provided in
Section 6.3 shall be provided only upon Executive's execution of a release and waiver as described in Section 6.5.

     6.4 Other Rights. This Agreement shall not prevent or limit Executive's continuing or future participation in any benefit, bonus, incentive or other plan, program or policy provided by the Company and for which Executive may qualify, and shall not impair the Company's rights to amend or terminate any benefit, bonus, incentive or other plan program or policy; provided however that no such amendment or termination shall treat Executive less favorably than other Senior Management and Executive's benefits, bonus and incentives in the aggregate shall not be reduced. Amounts which are vested benefits or which Executive is otherwise entitled to receive under any plan, program or policy and any other payment or benefit required by law at or after the Date of Termination shall be payable in accordance with such plan, program or policy or applicable law except as expressly modified by this Agreement.

     6.5 Waiver and Release. Notwithstanding anything herein to the contrary, upon any Termination of Employment (other than due to death)

          (a) the Executive shall execute a release and waiver in form mutually agreed by Executive and the Board of Mutual (which agreement neither party shall unreasonably withhold) which releases, waives, and forever discharges the Companies, their Affiliates, and their respective subsidiaries, affiliates, employees, officers, shareholders, members, partners, directors, agents, attorneys, predecessors, successors and assigns, from and against any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys' fees, damages and obligations of every kind and nature in law, equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed, including but not limited to any and all such claims and demands directly or indirectly arising out of or in any way connected with the Executive's employment with and services as a director of the Companies and their Affiliates; claims or demands related to compensation or other amounts under any compensatory arrangement, stock, stock options, or any other ownership interests in any of the Companies or any Affiliate, vacation pay, fringe benefits, expense reimbursements, severance benefits, or any other form of compensation or equity; claims pursuant to any federal, state, local law, statute of cause of action including, but not limited to, the federal Civil Rights Act of 1964, as amended; the federal Age Discrimination in Employment Act of 1967, as amended; the federal Americans with Disabilities Act of 1990; tort law, contract law; wrongful discharge, discrimination; defamation; harassment; or emotional distress; provided that Executive's waiver and release shall not relieve the Companies from any of the following obligations, to the extent they are to be performed after the date of the release and waiver:
     (i) payment of amounts due under Sections 6.1, 6.2 or 6.3, as applicable,
     (ii) any obligations under the. second sentence of Section 6.4, and (iii) payment of any gross-up amount due under Article VIII; and provided further that (x) neither party shall release the other from his or its obligations under Article IX of this agreement, to the extent such obligations are to be performed after the Date of Termination, and (y) Executive shall not be precluded from defending against Cause Claims (as defined in Section 6.5(b)); and

          (b) the Company shall execute a release and waiver in form mutually agreed by Executive and the Board of Mutual (which agreement neither party shall unreasonably withhold) which releases, waives, and forever discharges the Executive and his executors, administrators, successors and assigns, from and against any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys' fees, damages and obligations of every kind and nature in law, equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed, including but not limited to any and all such claims and demands directly or indirectly arising out of or in any way connected with the Executive's employment with or service as a director of the Companies and their Affiliates, but excluding any such claims liabilities, demands, causes of action, costs, expenses, attorneys' fees, damages or obligations arising out of or in any way connected with events, acts or conduct giving rise to or in any way connected with Executive's Termination of Employment for Cause ("Cause Claims"), provided, however, that (i) neither party shall release the other from his or its obligations under Article IX of this agreement, to the extent such obligations are to be performed after the Date of Termination, and (ii) Executive shall not be precluded from defending against Cause Claims.

          (c) Executive hereby agrees that the execution of this Agreement is adequate consideration for the execution of such a release, and hereby acknowledges that the Companies would not have executed this Agreement had Executive not agreed to execute such a release.

                                  ARTICLE VII.

                              RESTRICTIVE COVENANTS

     7.1 Non-Competition. Executive shall not at any time during the period beginning on the Agreement Date and ending on the second anniversary of the Date of Termination (whether or not during the Term), directly or indirectly, in any capacity:

          (a) engage or participate in, become employed by, serve as a director of, or render advisory or consulting or other services in connection with, any Competitive Business; provided, however, that after the Date of Termination this Section 7.1(a) shall not preclude Executive from being an employee of, or consultant to, any business unit of a Competitive Business if (i) such business unit does not qualify as a Competitive Business in its own right and (ii) Executive does not have any direct or indirect involvement in, or responsibility for, any operations of such Competitive Business that cause it to qualify as a Competitive Business; or

          (b) make or retain any financial investment, whether in the form of equity or debt, or own any interest, in any Competitive Business; provided, however, that nothing in this subsection shall restrict Executive from making an investment in any Competitive Business if such investment (i) represents no more than 1% of the aggregate market value of the outstanding capital stock or debt (as applicable) of such Competitive Business, (ii) does not give Executive any right or ability, directly or indirectly, to control or influence the policy decisions or management of such Competitive Business, and (iii) does not create a conflict of interest between Executive's duties under this Agreement and his interest in such investment.

     7.2 Non-Solicitation. Executive shall not at any time during the period beginning on the Agreement Date and ending on the second anniversary of the Date of Termination (whether or not during the Term), directly or indirectly:

          (a) other than in connection with the good-faith performance of his duties as an officer of any of the Companies, encourage any employee or agent of the Companies or any Affiliate to terminate his relationship with any of the Companies or any Affiliate;

          (b) solicit the employment of or the engagement as a consultant or advisor of, any employee or agent of any of the Companies or any Affiliate (other than by the Company or an Affiliate), or cause or encourage any Person to do any of the foregoing;

          (c) establish (or take preliminary steps to establish) a business with, or encourage others to establish (or take preliminary steps to establish) a business with, any employee or agent of the Company or any Affiliate; or

          (d) interfere with the relationship of any of the Companies with, or endeavor to entice away from any of the Companies, any Person who or which at any time during the period commencing one year prior to the Agreement Date was or is a material client or material supplier of, or maintained a material business relationship with, any of the Companies or an Affiliate.

     7.3 Confidentiality The Executive acknowledges that in the course of performing services for the Companies and Affiliates, he may create, develop, learn of, receive or contribute non-public information, ideas, processes, methods, designs, devices, inventions, data, models and other information relating to the Companies and their Affiliates or their products, services, businesses, operations, employees or customers, whether in tangible or intangible form, and that the Companies or their Affiliates desire to protect and keep secret and confidential, including trade secrets and information from third parties that the Companies or their Affiliates are obligated to keep confidential ("Confidential Information"). Confidential Information shall not include: (i) information that is or becomes generally known through no fault of Executive; (ii) information received from a third party outside of the Company that was disclosed without a breach of any confidentiality obligation; or (iii) information approved for release by written authorization of the Company. The Executive recognizes that all such Confidential Information is the sole and exclusive property of the Companies and their Affiliates, and that disclosure of Confidential Information would cause damage to the Companies and their Affiliates. The Executive agrees that, except as required by the duties of his employment with any of the Companies or any of their and/or its Affiliates and except in connection with enforcing the Executive's rights under this Agreement or if compelled by a court or governmental agency, in each case provided that prior written notice is given to Mutual, he will not, without the consent of Mutual, willfully disseminate or otherwise disclose, directly or indirectly, any Confidential Information obtained during his employment with any of the Companies or their Affiliates, and will take all necessary precautions to prevent disclosure, to any unauthorized individual or entity inside or outside the Company, and will not use the Confidential Information or permit its use for the benefit of Executive or any other person or entity other than the Companies or the Affiliates. These obligations shall continue during and after the termination of Executive's employment (whether or not during the Employment Period).

     7.4 Intellectual Property. During the employment period, Executive shall disclose immediately to the Company all ideas, inventions and business plans that he makes, conceives, discovers or develops alone or with others during the course of his employment with the Company, including any inventions, modifications, discoveries, developments, improvements, computer programs, processes, products or procedures (whether or not protectable upon application by copyright, patent, trademark, trade secret or other proprietary rights) ("Work Product") that: (i) relate to the business of the Company or any customer or supplier to the Company or any of the products or services being developed, manufactured, sold or otherwise provided by the Company or that may be used in relation therewith; or (ii) result from tasks assigned to Executive by the Company; or (iii) result from the use of the premises or personal property (whether tangible or intangible) owned, leased or contracted for by the Company. Executive agrees that any Work Product shall be the property of the Company and, if subject to copyright, shall be considered a "work made for hire" within the meaning of the Copyright Act of 1976, as amended (the "Act). If and to the extent that any such Work Product is found as a matter of law not to be a "work made for hire" within the meaning of the Act, Executive expressly assigns to the Company all right, title and interest in and to the Work Product, and all copies thereof, and the copyright, patent, trademark, trade secret and all their proprietary rights in the Work Product, without further consideration, free corn any claim, lien for balance due or rights of retention thereto on the part of Executive.

          (a) The Company hereby notifies Executive that the preceding paragraph does not apply to any inventions for which no equipment, supplies, facility, or trade secret information of the Company was used and which was developed entirely on the Executive's own time, unless: (i) the invention relates (a) to the Company's business, or (b) to the Company's actual or demonstrably anticipated research or development, or (ii) the invention results from any work performed by the Executive for the Company.

          (b) Executive agrees that upon disclosure of Work Product to the Company, Executive will, during his employment and at any time thereafter, at the request and cost of the Company, execute all such documents and perform all such acts as the Company or its duly authorized agents may reasonably require: (i) to apply for, obtain and vest in the name of the Company alone (unless the Company otherwise directs) letters patent, copyrights or other analogous protection in any country throughout the world, and when so obtained or vested to renew and restore the same; and
     (ii) to defend any opposition proceedings in respect of such applications and arty opposition proceedings or petitions or applications for revocation of such letters patent, copyright or other analogous protection.

          (c) In the event that the Company is unable, after reasonable effort, to secure Executive's signature on any letters patents, copyright or other analogous protection relating to Work Product, whether because of Executive's physical or mental incapacity or for any other reason whatsoever, Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as his agent and attorney-in-fact, to act for and on his behalf to execute and file any such application or applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent, copyright and ether analogous protection with the same legal force and effect as if personally executed by Executive.

     7.5 Reasonableness of Restrictive Covenants.

          (a) Executive acknowledges that the covenants contained in Sections 7.1, 7.2, 7.3 and 7.4 are reasonable in the scope of the activities restricted, the geographic area covered by the restrictions, and the duration of the restrictions, and that such covenants are reasonably necessary to protect the Companies' relationships with their employees, clients and suppliers. Executive further acknowledges such covenants are essential elements of this Agreement and that, but for such covenants, the Companies would not have entered into this Agreement.

          (b) The Companies and Executive have each consulted with their respective legal counsel and have been advised concerning the reasonableness and propriety of such covenants. Executive acknowledges that his observance of the covenants contained in Sections 7.1, 7.2, 7.3 and 7.4 will not deprive him of the ability to earn a livelihood or to support his dependents.

          7.6 Right to Injunction; Survival of Undertakings.

          (a) In recognition of the necessity of the limited restrictions imposed by Sections 7.1, 7.2, 7.3 and 7.4, the parties agree that it would be impossible to measure solely in money the damages that any of the Companies would suffer if Executive were to breach any of his obligations under such Sections. Executive acknowledges that any breach of any provision of such Sections would irreparably injure the Companies. Accordingly, Executive agrees that any of the Companies shall be entitled, in addition to any other remedies to which such Company may be entitled under this Agreement or otherwise, to an injunction to be issued by a court of competent jurisdiction, to restrain any actual breach, or threatened breach, of such provisions, and Executive hereby waives any right to assert any defense that any of the Companies has to adequate remedy at law for any such breach.

          (b) If a court determines that any of the covenants included in this
     Article VII are unenforceable in whole or in part because of such covenant's duration or geographical or other scope, such court may modify the duration or scope of such provision, as the case may be, so as to cause such covenant as so modified to be enforceable.

          (c) All of the provisions of this Article VII shall survive any Termination of Employment without regard to (i) the reasons for such termination or (ii) the expiration of the Employment Period.

          (d) No Company shall have any further obligation to pay or provide severance or benefits under Section 6.3 if a court determines that the Executive has breached any covenant in this Article VII

                                  ARTICLE VIII.

                  CERTAIN ADDITIONAL PAYMENTS BY THE COMPANY

     8.1 Tax Gross-Up Payment. If at any time or from time to time it shall be determined that any payment to Executive pursuant to this Agreement or any other payment or benefit ("Potential Parachute Payment") hereunder or otherwise would be subject to the excise tax imposed by Section 4999 of the Code or any similar tax payable under any United States federal, state, local, foreign or other law ("Excise Tax"), then Executive shall receive and Mutual shall pay or cause to be paid a Tax Gross-Up Payment with respect to all such excise taxes and other Taxes; provided, however, that this Article VIII shall be subject in its entirety to any Change of Control agreement with Executive entered after the Agreement Date by the Company. The Tax Gross-up Payment is intended to compensate Executive for all such excise taxes and any federal, state, local, foreign or other income, employment, or excise taxes or other taxes payable by Executive with respect to the Tax Gross-Up Payment.

     8.2 Limitations on Gross-Up Payments.

          (a) Notwithstanding any other provision of this Article VIII, if the aggregate After-Tax Amount (as defined below) of the Potential Parachute Payments and Tax Gross-Up Payment that, but for this Section 8.2, would be payable to Executive, does not exceed 120% of After-Tax Floor Amount (as defined below), then no Tax Gross-Up Payment shall be made to Executive and the aggregate amount of Potential Parachute Payments payable to Executive shall be reduced (but not below the Floor Amount) to the largest amount which would both (i) not cause any Excise Tax to be payable by Executive and (ii) not cause any Potential Parachute Payments to become nondeductible by the Company by reason of Section 280G of the Code (or any successor provision). For purposes of the preceding sentence, Executive shall be deemed to be subject to the highest effective after-tax marginal rate of Taxes.

          (b) For purposes of this Agreement:

               (i) "After-Tax Amount" means the portion of a specified amount that would remain after payment of all Taxes paid or payable by Executive in respect of such specified amount; and

               (ii) "Floor Amount" means the greatest pre-tax amount of Potential Parachute Payments that could be paid to Executive without causing Executive to (become liable for any Excise Taxes in connection therewith; and

               (iii) "After-Tax Floor Amount" means the After-Tax Amount of the Floor Amount.

                                   ARTICLE IX.

                                  MISCELLANEOUS

     9.1 Approvals. The Companies represent and warrant to Executive they have taken all corporate action necessary to authorize this Agreement.

     9.2 No Mitigation. In no event shall Executive be obligated to seek other employment or take any other action to mitigate the amounts payable to Executive under any of the provisions of this Agreement, nor shall the amount of any payment hereunder be reduced by any compensation earned as a result of Executive's employment by another employer, except that any continued welfare benefits provided for by Section 6.3(d) shall not duplicate any benefits that are provided to Executive and his family by such other employer and shall be secondary to any coverage provided by such other employer.

     The Companies' obligation to make the payments provided for in this Agreement and otherwise perform the obligations hereunder shall not (unless Executive is terminated for Cause) be affected by any circumstances, including set-off, counterclaim, recoupment, defense or other claim, right or action which the Companies may have against Executive.

     9.3 Enforcement.

          (a) The Company shall promptly reimburse Executive for all attorneys' fees, costs and expenses incurred by Executive in connection with the negotiation, execution and delivery of this agreement, up to a maximum of $18,000. If Executive incurs legal, accounting, expert witness or other fees, costs or expenses (including arbitration fees, costs or expenses) in an effort to secure, preserve, establish entitlement to, or obtain compensation or benefits under this Agreement, the Company shall promptly reimburse Executive for such fees, costs and expenses whether or not Executive is successful;

     provided, however, that no reimbursement shall be made of such expenses if Executive's assertion of rights was in bad faith and Executive does not prevail (after exhaustion of all available judicial remedies).

          (b) If the Companies fail to pay any amount provided under any provision of this Agreement when due, the Executive shall be entitled to interest, compounded monthly, on such amount at a rate equal to the lesser of (i) (A) the highest rate of interest charged by the relevant Company's principal lender on its revolving credit agreements, or (B) in the absence of such a lender, the prime commercial lending rate announced by The Wall Street Journal in effect from time to time during the period of such nonpayment, or (ii) the highest legally-permissible interest rate allowed to be charged under applicable law.

     9.4 Indemnification and Insurance. The Executive shall be indemnified and held harmless by the Companies to the greatest extent permitted under applicable Iowa law as the same now exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits a Company to provide broader indemnification than was permitted prior to such amendment) and the Companies' respective by-laws as such exist on the Agreement Date if the Executive was, is, or is threatened to be, made a party to any pending, completed or threatened action, suit, arbitration, alternate dispute resolution mechanism, investigation, administrative hearing or any other proceeding whether civil, criminal, administrative or investigative, and whether formal or informal, by reason of the fact that the Executive is or was, or had agreed to become, a director, officer, employee, agent, or fiduciary of a Company or any other entity which the Executive is or was serving at the request of a Company ("Proceeding"), against all expenses (including all reasonable attorneys' fees) and all claims, damages, liabilities and losses incurred or suffered by the Executive or to which the Executive may become subject for any reason. A Proceeding shall not include any proceeding to the extent it concerns or relates to a matter described in Section 9.3(a). Upon receipt from Executive of (i) a written request for an advancement of expenses, which Executive reasonably believes will be subject to indemnification hereunder and (ii) a written undertaking by Executive to repay any such amounts if it shall ultimately be determined that Executive is not entitled to indemnification under this Agreement or otherwise, the Companies shall advance such expenses to Executive or pay such expenses for Executive, all in advance of the final disposition of any such matter. During Executive's employment and thereafter, Companies shall provide Executive with coverage under a director's and officer's liability insurance policy in amounts no less than, and on terms no less favorable than, those provided to senior executive officers and directors of the Companies on the Agreement Date and in amounts no less than, and on terms no less favorable than those, as provided to senior executive officers and directors of the Companies from time to time.

     9.5 Cooperation With Regard to Litigation. The Executive agrees to cooperate with the Companies during his employment with any of the Companies (whether or not during the Employment Period) and thereafter (including following Executive's termination of employment for any reason, whether or not pursuant to this Agreement) by making himself reasonably available to testify on behalf of the Companies or their Affiliates, in any action, suit or proceeding, whether civil, criminal, administrative, or investigative and to assist each Company or any of its Affiliates in any such action, suit, or proceeding by providing information and meeting and consulting with the Board of such Company or Affiliate or counsel or representatives or counsel to the Company or its Affiliates, as reasonably requested by the Board or such counsel. The Executive shall be entitled to reimbursement for any expenses (including legal fees) reasonably incurred by the Executive in connection with his compliance with the foregoing covenant; provided, however, that during the Employment Period the Executive shall not be reimbursed for his time spent in connection with his compliance with the foregoing covenant. The Companies agree to pay Executive a per diem of $3,500 per day for each day of service (including travel days) performed by Executive in accordance with this Section after Executive is no longer employed by the Companies.

     9.6 Beneficiary. If Executive dies prior to receiving all of the amounts payable to him in accordance with the terms and conditions of this Agreement, such amounts shall be paid to the beneficiary ("Beneficiary") designated by Executive in writing to the Company during his lifetime, or if no such Beneficiary is designated, to Executive's estate. Such payments shall be made in a lump sum to the extent so payable and, to the extent not payable in a lump sum, in accordance with the terms of this Agreement. Such payments shall not be less than the amount payable to Executive as if Executive had lived to the date of payment and were the payee. Executive, without the consent of any prior Beneficiary, may change his designation of Beneficiary or Beneficiaries at any time or from time to time by submitting to the Company a new designation in writing.

     9.7 Assignment; Successors. This Agreement is personal to Executive and he may not assign his duties or obligations under it. No Company may assign its respective rights and obligations under this Agreement without the prior written consent of Executive, except to a successor to the Company's business which expressly assumes the Company's obligations hereunder in writing. This Agreement shall be binding upon and inure to the benefit of Executive, his estate and Beneficiaries, the Companies and their successors and permitted assigns. Each Company shall require any successor to all or substantially all of the business and/or assets of such Company, whether direct or indirect, by purchase, merger, consolidation, acquisition of stock, or otherwise, expressly to assume and agree to perform this Agreement in the same manner and to the same extent as such Company would be required to perform if no such succession had taken place.

     9.8 Non-alienation. Except as is otherwise expressly provided herein, benefits payable under this Agreement shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, execution or levy of any kind, either voluntary or involuntary, prior to actually being received by Executive, and any such attempt to dispose of any right to benefits payable hereunder shall be void.

     9.9 Severability. If all or any part of this Agreement is declared to be unlawful or invalid, such unlawfulness or invalidity shall not serve to invalidate any portion of this Agreement not declared to be unlawful or invalid. Any provision so declared to be unlawful or invalid shall, if possible, be construed in a manner which will give effect to the terms of such provision to the fullest extent possible while remaining lawful and valid.

     9.10 Amendment; Waiver. This Agreement shall not be amended or modified except by written instrument executed by Mutual and Executive. A waiver of any term, covenant or condition contained in this Agreement shall not be deemed a waiver of any other term, covenant or condition, and any waiver of any default in any such term, covenant or condition shall not be deemed a waiver of any later default thereof or of any other term, covenant or condition.

     9.11 Arbitration, Any dispute, controversy or claim arising out of or in connection with or relating to this Agreement or any breach or alleged breach thereof shall be submitted to and settled by binding arbitration in Des Moines, Iowa, in accordance with the Commercial Arbitration Rules of the American Arbitration Association (or at any other place or under any other form of arbitration mutually acceptable to the parties so involved). Any dispute, controversy or claim submitted for resolution shall be submitted to three (3) arbitrators, each of whom is a nationally recognized executive compensation specialist. The Company involved in the dispute, controversy or claim, or Mutual if more than one Company is so involved, shall select one arbitrator, the Executive shall select one arbitrator and the third arbitrator shall be selected by the first two arbitrators. Any award rendered shall be final and conclusive upon the parties and a judgment thereon may be entered in the highest court of a forum, state or federal, having jurisdiction. The expenses of the arbitration shall be borne according to Section 9.3, except that in the discretion of the arbitrators any award may include the fees and costs of a party's attorneys if the arbitrator expressly determines that the party against whom such award is entered has caused the dispute, controversy or claim to be submitted to arbitration in bad faith or as a dilatory tactic. No arbitration shall be commenced after the date when institution of legal or equitable proceedings based upon such subject matter would be barred by the applicable statute of limitations. Notwithstanding anything to the contrary contained in this Section
9.11 or elsewhere in this Agreement, either party may bring an action in the Iowa District Court for Polk County, or the United States District Court for the Southern District of Iowa, if jurisdiction there lies, in order to maintain the status quo ante of the parties. The "status quo ante" is defined as the last peaceable, uncontested status between the parties. However, neither the party bringing the action nor the party defending the action thereby waives its right to arbitration of any dispute, controversy or claim arising out of or in connection or relating to this Agreement. Notwithstanding anything to the contrary contained in this Section 9.11 or elsewhere in this Agreement, either party may seek relief in the form of specific performance, injunctive or other equitable relief in order to enforce the decision of the arbitrator. The parties agree that in any arbitration commenced pursuant to this Agreement, the parties shall be entitled to such discovery (including depositions, requests for the production of documents and interrogatories) as would be available in a federal district court pursuant to Rules 26 through 37 of the Federal Rules of Civil Procedure. In the event that either party fails to comply with its discovery obligations hereunder, the arbitrator(s) shall have full power and authority to compel disclosure or impose sanctions to the full extent of Rule 37, Fed. R. Civ. P.

     9.12 Notices. All notices hereunder shall be in writing and delivered by hand, by nationally-recognized delivery service that guarantees overnight delivery, or by first-class, registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

     If to a Company, to:     Principal Mutual Holding Company
                              711 High Street
                              Des Moines, Iowa 50392
                              Attention: Karen Shaff
                              Facsimile No.:  (515) 235-9852

     With copy to:            Pamela Baker, Esq.
                              Sonnenschein Nath & Rosenthal
                              8000 Sears Tower
                              Chicago, Illinois 60606
                              Facsimile No.:  (312) 876-7934

     If to Executive, to:     (at his most recent home address or facsimile
                              number on file with the Company)

     With copy to:            Susan J. Daley
                              Altheimer & Gray
                              10 South Wacker Drive
                              Suite 4000
                              Chicago, Illinois 60606
                              Facsimile No.:  (312) 715-4800

Either party may from time to time designate a new address by notice given in accordance with this Section. Notice shall be effective when actually received by the addressee.

     9.13 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same instrument.

     9.14 Captions. The captions of this Agreement are not a part of the provisions hereof and shall have no force or effect.

     9.15 Entire Agreement. This Agreement forms the entire agreement between the parties hereto with respect to the subject matter contained in the Agreement and shall supersede all prior agreements, promises and representations regarding employment, compensation, severance or other payments contingent upon termination of employment, whether in writing or otherwise.

     9.16 Applicable Law, This Agreement shall be interpreted and construed in accordance with the laws of the State of Iowa, without regard to its choice of law principles.

     9.17 Survival of Executive's Rights. All of Executive's rights hereunder, including his rights to compensation and benefits, and his obligations under
Article VIII hereof, shall survive the termination of Executive's employment or the termination of this Agreement.

     9.18 Joint and Several Liability. The obligations of the Companies to Executive under this Agreement shall be joint and several.

     IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

                                        PRINCIPAL MUTUAL HOLDING COMPANY

                                        By: /s/ DAVID J. DRURY
                                           -----------------------------------
                                        Its: Chairman
                                           -----------------------------------


                                        PRINCIPAL LIFE INSURANCE COMPANY

                                        By: /s/ DAVID J. DRURY
                                           -----------------------------------
                                        Its: Chairman
                                           -----------------------------------


                                        PRINCIPAL FINANCIAL GROUP, INC.


                                        By: /s/ DAVID J. DRURY
                                           -----------------------------------
                                        Its: Chairman
                                           -----------------------------------

                                        PRINCIPAL FINANCIAL SERVICES, INC.

                                        By: /s/ DAVID J. DRURY
                                           -----------------------------------
                                        Its: Chairman
                                           -----------------------------------


                                        J. BARRY GRISWELL

                                        /s/ J. BARRY GRISWELL
                                        --------------------------------------